Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

9022 HERITAGE PARKWAY, LLC,
AN ILLINOIS LIMITED LIABILITY COMPANY,
AS SELLER

AND

RREEF AMERICA L.L.C.,
A DELAWARE LIMITED LIABILITY COMPANY,
AS PURCHASER

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into this 28th day of March, 2013, by and between 9022 HERITAGE PARKWAY, LLC, an Illinois limited liability company (the “Seller”) and RREEF AMERICA L.L.C., a Delaware limited liability company (the “Purchaser”).

1.    SALE.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below, and on the terms and conditions set forth in this Agreement, the Project (as hereinafter defined), including that certain building containing approximately 94,233 square feet, which building is leased by Seller to Tenant (as hereinafter defined) for office purposes (the “Building”). The Building is commonly known as 9022 Heritage Parkway, Woodridge, Illinois. For purposes of this Agreement, the term, “Project” shall be deemed to mean, on a collective basis: (a) the parcel or parcels of land described in Exhibit A attached hereto (the “Land”), together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to said Land and any water or mineral rights owned by, or leased to, Seller; (b) all improvements located on the Land, including, but not limited to, the Building, and all other structures, systems, and utilities associated with, and utilized by Seller in the ownership and operation of the Building (all such improvements being referred to herein as the “Improvements”), but excluding improvements, if any, owned by the Tenant of the Building; (c) all personal property owned by Seller, located on or in the Land or Improvements, or used in connection with the operation and maintenance of the Project (the “Personal Property”); and (d) Seller’s interest in that certain Lease (“Original Lease”) between North Waterfall Glen Limited Partnership (predecessor in title to Seller) and Allstate Insurance Company (“Tenant”) dated as of July 10, 2001, as amended by that certain First Amendment to Lease (“First Amendment”) dated as of October 22, 2001, as amended by that certain Second Amendment to Lease (“Second Amendment”) dated as of April 16, 2002, as amended by that certain Third Amendment to Lease (“Third Amendment”) dated as of November 12, 2002, as amended by that certain Fourth Amendment to Lease (“Fourth Amendment”) dated as of July 22, 2003, as further amended by that certain Fifth Amendment to Lease (“Fifth Amendment”) dated as of July 29, 2003, and as further amended by that certain Sixth Amendment to Lease (“Sixth Amendment”) dated as of July 9, 2012. The Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and the Sixth Amendment are hereinafter collectively referred to as the “Lease”.
2.    PURCHASE PRICE.

The total purchase price to be paid to Seller by Purchaser for the Project shall be Thirteen Million Three Hundred Thousand and No/100 Dollars ($13,300,000.00) (the “Purchase Price”). Provided that all conditions precedent to Purchaser’s obligations to close as set forth in this Agreement (the “Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Purchaser, the Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.

3.    DEFEASANCE; CLOSING.

The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place at the offices of Chicago Title Insurance Company, 10 South LaSalle Street, Chicago, Illinois 60603, on the basis of a “New York Style” closing. The Closing shall occur on the date which is thirty (30) days after the Approval Date, as hereinafter defined, on or before the close of business, or at such other time as provided in this Agreement or as the parties may agree upon in writing (the “Closing Date”); provided, however, if either (a) the Estoppel Certificate or the Seventh Amendment has not been executed and delivered to Seller (or in escrow with the Title Company) by Tenant by the original Closing Date or (b) Seller has not completed the Defeasance (as hereinafter defined) by the original Closing Date, the Closing Date may be extended by Purchaser for up to thirty (30) days to allow for said deliveries. The Closing shall be effective as of 12:01 A.M. on the Closing Date. Provided, further, at such time that the Defeasance has been approved by Seller’s lender and may occur, then thereafter, Purchaser may elect to accelerate the Closing Date to a date specified in Purchaser’s notice to Seller (but such accelerated date must be at least seven (7) business days after the date of Purchaser’s notice to Seller and in no event prior to May 15, 2013). In order to accelerate the Closing Date as provided in the foregoing sentence, Purchaser must have waived in writing Purchaser’s right to terminate this Agreement under Section 6(a) of this Agreement and under Section 7(d), as to any existing Objections, of this Agreement. Notwithstanding the foregoing, the risk of loss of all or any portion of the Project shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject to the terms and conditions of Paragraph 16 below.

4.    EARNEST MONEY.

(a)    Escrowee. Not later than three (3) business days following the full execution and delivery of this Agreement (which date is set forth on the signature page hereof and is referred to herein as the “Contract Date”), the parties shall enter into an escrow agreement in the form attached hereto as Exhibit B (the “Escrow Agreement,” the escrow created thereby being referred to herein as the “Escrow”), designating Chicago Title and Trust Company as the escrowee thereunder (the “Escrowee”). The parties hereby authorize their respective attorneys to execute the Escrow Agreement and to make such amendments thereto as they shall deem necessary or convenient to close the transaction contemplated hereby.

(b)    Earnest Money Deposit. Not later than three (3) business days following the Contract Date, Purchaser shall deposit into the Escrow, in accordance with the terms of the Escrow Agreement, and as its earnest money deposit (the “Earnest Money”), the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). The Earnest Money shall be invested by the Escrowee in an interest-bearing account with an FDIC-insured, national bank having gross assets in excess of $10,000,000,000.00, including, but not limited to, Wells Fargo, N.A. (an “Approved Depository”).

(c)    Application at Closing. At Closing, the Earnest Money shall be delivered to Seller and credited against the Purchase Price. All interest (if any) earned on the Earnest Money shall be paid to Purchaser. All Earnest Money shall be appropriately dealt with by the Escrowee so as to be delivered to the Seller or Purchaser, as the case may be, as provided herein and as provided in the Escrow Agreement.

(d)    Letter of Credit. Notwithstanding anything contained in Subparagraph 4(b) above to the contrary, the Earnest Money may be in the form of an irrevocable standby letter of credit (“Letter of Credit”) issued by an Approved Depository (the “Issuer”). Escrowee shall be the beneficiary under the Letter of Credit, and the Letter of Credit shall expire no earlier than August 31, 2013. The Letter of Credit shall be non-transferable, and shall permit Escrowee to present it to the Issuer for payment only if accompanied by a sworn certificate, executed by a representative of Seller, certifying that Purchaser is in default under this Agreement and that Seller is, therefore, entitled to the proceeds of the Letter of Credit. Upon its receipt from Seller of the sworn certificate of Purchaser’s default, the Escrowee is hereby required to (i) notify Purchaser as provided in Paragraph 20 of this Agreement; and (ii) subject to the terms and notice requirements of the Escrow Agreement, including, but not limited to Section 3(A) of the Escrow Agreement addressing notice and objections, thereafter present the Letter of Credit to Issuer and deliver the proceeds thereof to Seller. Notwithstanding anything contained herein or in the Escrow Agreement to the contrary and irrespective of any contrary instructions from Purchaser, in the event that the Letter of Credit on deposit with Escrowee is not renewed or replaced by Purchaser at least thirty (30) days prior to its expiration date, such Letter of Credit shall be presented by Escrowee to Issuer for payment and the proceeds thereof held in the Escrow in accordance with the terms of the Escrow Agreement. At any time, Purchaser shall have the right to deposit cash in the amount of the Earnest Money with Escrow Agent, and Escrow Agent promptly after receipt of said cash deposit, shall return the Letter of Credit to Purchaser.

5.    SELLER’S DELIVERIES.

Seller shall deliver to Purchaser, no later than five (5) days after the Contract Date, all documents, contracts, information, Records (as hereinafter defined) and exhibits pertinent to this transaction, including, but not limited to, the documents listed as “Seller’s Deliveries” on Exhibit C attached hereto. Pursuant to Paragraph 18 below, a Permitted Assignee of Purchaser may include a publicly registered real estate investment trust, and therefore Seller further agrees to make its books and records relating to the Project available for inspection and audit by Purchaser or its agents and to execute and deliver (at the time of completion of the audit) the audit letter in favor of Purchaser's auditors in the form attached hereto as Exhibit I and made a part hereof (the covenants of Seller described by this sentence shall survive the Closing). Purchaser may also review and make copies of any of Seller's files, books and records relating to the Project. Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no out of pocket cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Project (for the past three (3) years) (with the names of parties having an equity interest in Seller redacted), including (without limitation) income and balance sheet data for the Project, whether required before or after Closing, to the extent in Seller’s possession or control. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Project, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission (“SEC”) or other governmental authority. Seller shall maintain its records for use under this Paragraph 5 for a period of not less than one (1) year after the Closing Date. Notwithstanding anything contained herein to the contrary, Seller shall not be liable to Purchaser based on the results of any audit, or the lack of any information required to conduct such audit, unless the Purchaser’s inability to obtain such information is caused by Seller’s breach of its obligations under this Paragraph 5. This Paragraph shall expressly survive Closing.

6.    INSPECTION PERIOD.

(a)    Basic Project Inspection. At all times prior to Closing, including times following the “Inspection Period” (which Inspection Period is defined to be the period from and after the Contract Date, through and including the date which is the later to occur of (i) April 30, 2013 and (ii) thirty (30) days after the date that Seller has notified Purchaser in writing, that the Tenant (as hereafter defined) has agreed in writing to execute at or before Closing the Seventh Amendment to Lease Agreement (“Seventh Amendment”) in the form attached hereto as Exhibit G), Purchaser, its agents and representatives shall be entitled to conduct a “Basic Project Inspection,” which will include, but not be limited to, the rights to: (i) enter upon the Land and Improvements, on reasonable notice to Seller, to perform inspections and tests of the Project, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof (collectively, the “HVAC System”), all structural and mechanical systems within the Improvements, including, but not limited to, sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all equipment and Personal Property; (ii) examine and copy any and all books, records, correspondence, financial data, leases, and all other documents and matters maintained by Seller or its agents, relating to receipts and expenditures pertaining to the Project (the “Records”); (iii) make investigations with regard to zoning, environmental [as provided in Subparagraph 6(b) below], building, code and other legal requirements including, but not limited to, an environmental “Assessment” as specified in Subparagraph 6(b) below including (but not limited to) an analysis of the presence of any asbestos, chlordane, formaldehyde or other hazardous materials in, under or upon the Project, or any underground storage tanks on, or under, the Land; (iv) on reasonable notice to Seller, conduct an interview with the real estate decision makers of Tenant, and Seller shall have the right to accompany Purchaser for such interview, and (v) make or obtain market studies and real estate tax analyses. If Purchaser, in its sole and absolute discretion, determines that the Project does not meet Purchaser’s (or its underwriters’, investment bankers’, lenders’ or investors’) criteria for the purchase, financing or operation of the Project in the manner contemplated by Purchaser, then subject to Subparagraph 6(d) below, Purchaser may terminate this Agreement by written notice to Seller (the “Termination Notice”), with a copy to Escrowee, given not later than the last day of the Inspection Period. Upon such termination, the Earnest Money, together with all interest thereon, shall be returned immediately to Purchaser and neither party shall have any further liability to the other hereunder, except as otherwise provided in this Agreement. If Purchaser either (a) fails to give a Termination Notice by the end of the Inspection Period or (b) provides written notice of its waiver of its termination right under this Subparagraph 6(a) on or before the end of the Inspection Period, Purchaser shall be deemed to have waived its termination right under this Subparagraph 6(a), and the date of such notice of waiver to Seller (or deemed waiver) shall be referred to as the “Approval Date”.

(b)    Environmental Assessment. During the Inspection Period, Purchaser [or Purchaser’s agent(s)] shall have the right to employ one or more environmental consultants or other professional(s) to perform or complete a so-called “Phase I” environmental inspection and assessment (the “Assessment”) of the Project. Purchaser and its consultants shall also have the right to undertake or complete a technical review of all documentation, reports, plans, studies and information in possession or control of Seller, or its past or present environmental consultants, concerning or in any way related to the environmental condition of the Project. In order to facilitate the Assessment and technical review, Seller shall extend its cooperation (but without third party expense to Seller) to Purchaser and its environmental consultants.

(c)    Purchaser’s Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections (including, but not limited to, the Assessment), performed at the Project pursuant to this Paragraph 6 to be performed in a manner that does not disturb or disrupt the tenancy or business operations of the Tenant. In the event that, as a result of Purchaser’s exercise of its rights under Subparagraphs 6(a) and 6(b), any damage occurs to the Project, then Purchaser shall promptly repair fully such damage, at Purchaser’s sole cost and expense. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses that Seller actually suffers or incurs as a direct result of any damage caused at, to, in, or at the Project during the course of, or as a direct result of, any or all of the studies, investigations and inspections (including, but not limited to, the Assessment), that Purchaser elects to perform (or cause to be performed) pursuant to this Paragraph 6; provided, however, Purchaser’s indemnity shall expressly exclude, and Purchaser shall have no liability for, the mere discovery of environmental contamination or other defects or violations of law, of the Project.

(d)    Confidentiality. Each party agrees to maintain in confidence, and not to disclose the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser’s investigation of the Project and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data and this Agreement (a) to such party’s accountants, attorneys, prospective lenders, investment bankers, underwriters, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”) to the extent that such Representatives reasonably need to know (in Purchaser’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, Purchaser; (b) to the extent required by any applicable statute, law, regulation or governmental authority, body or agency, including, but not limited to, the SEC (collectively, a “Governmental Authority”); and (c) in connection with any dispute or litigation that may arise between the parties in connection with the transactions contemplated by this Agreement.

7.    TITLE AND SURVEY MATTERS.

(a)    Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a special warranty deed (the “Deed”), in the form attached hereto as Exhibit H, in recordable form and insurable by the Title Company (as hereinafter defined), conveying the Project to Purchaser or Purchaser’s assignee or designee, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”): (1) those matters listed on Exhibit D attached hereto; (2) those additional matters that may be specifically approved, in writing, by Purchaser during the Inspection Period; and (3) the rights of Tenant as tenant only under the Lease. At Closing, Seller shall also deliver to Purchaser each of the documents listed in Paragraph 13 below.

(b)    Title Commitment. Within five (5) days after the Contract Date, Seller shall deliver to Purchaser a title commitment, dated after the Contract Date, issued by Chicago Title Insurance Company (the “Title Company”), for an owner’s title insurance policy (the “Title Policy”), ALTA Policy Form B-2006, in the full amount of the Purchase Price, showing fee simple title to the Project in Seller, subject only to the Permitted Exceptions, together with legible and complete copies of all recorded documents evidencing title exceptions raised in Schedule B of the title commitment.

(c)    Survey. Within five (5) days after the Contract Date, Seller shall deliver to Purchaser, at Seller’s sole cost and expense, Seller’s existing as-built survey of the Project (the “Survey”), prepared by a surveyor duly registered in the State of Illinois, and certified by said surveyor as having been prepared in accordance with the minimum detail and classification requirements of the land survey standards of the American Land Title Association, and specifically incorporating all of the standards and protocols contemplated by the minimum standard detail requirements and classifications for ALTA/ACSM land title surveys, as adopted in 2011 by ALTA/ACSM. Should the Survey, or any survey procured by Purchaser, indicate the presence of any encroachments by or upon the Project, or other matters that do or could adversely affect the value or marketability of title to such Project, or other matters which adversely affect Purchaser’s use, operation or financing of such Project, such matters shall be considered “Defects,” and the cure provisions set forth in Subparagraph 7(d) below shall apply.

(d)    Defects and Cure.

(i)
The items described in this Paragraph 7 are collectively referred to as “Title Evidence.” On or before the date (the “Title Objection Date”) which is ten (10) days prior to the earlier of (1) the Approval Date or (2) the last day of the Inspection Period, Purchaser shall furnish Seller with a written statement of objections, if any, to the

Title Evidence (collectively, “Objections”). In the event the Title Company amends or updates the title commitment after the Title Objection Date (each, a “Title Report Update”), Purchaser shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update within three (3) business days after its receipt of such Title Report Update (each, a “Title Update Review Period”). Should Purchaser fail to notify Seller in writing of an Objection to a matter in the Title Report prior to the Title Objection Date, or, to a matter first disclosed in a Title Report Update prior to the end of the Title Update Review Period, as applicable, Purchaser shall be deemed to have approved such matters.

i.
If Seller receives a timely Objection in accordance with Paragraph 7(d)(i) (“Purchaser’s Notice”), Seller shall have the right, but not the obligation, within five (5) business days after receipt of Purchaser’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Purchaser (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (1) that are mortgage or deed of trust liens or security interests against the Project, in each case granted by Seller (and not tenants of the Project or other third parties), (2) that are real estate tax liens, other than liens for taxes and assessments not yet delinquent and (3) that have been voluntarily placed against the Project by Seller (and not tenants of the Project or other third parties) after the Effective Date and that are not otherwise permitted pursuant to the provisions hereof. Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of such liens.

(ii)
If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Purchaser’s Notice timely delivered by Purchaser to Seller pursuant to Paragraph 7(d)(1), or if Seller notifies Purchaser that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date as it may be extended hereunder, then Purchaser, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within three (3) business days after (as applicable) (1) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection or (2) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response or (3) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. In the event of such a termination, the Earnest Money shall be returned to Purchaser, and neither party shall have any further rights or obligations hereunder except those that expressly survive a termination of this Agreement. If no such termination notice is timely received by Seller hereunder, Purchaser shall be deemed to have waived all such Objections in which event those Objections shall become Permitted Exceptions.

8.    SELLER’S REPRESENTATIONS AND WARRANTIES.

Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date:

(a)    Title. The Seller is the legal fee simple titleholder of the Project and, other than with respect to the Permitted Exceptions, has or will at Closing have, good, marketable and insurable title to the Project, free and clear of all mortgages, liens and security interests, leases, agreements and tenancies (other than the Lease), licenses, options (rights of first offer, rights of first refusal and other similar rights) to purchase and judgments.

(b)    Seller’s Deliveries. All of Seller’s Deliveries listed on Exhibit C attached hereto and all other items delivered by Seller pursuant to this Agreement, including, without limitation, those required pursuant to Paragraphs 5 and 6 above, are true, accurate, correct and complete in all material respects.

(c)    Contracts. There are no contracts of any kind entered into by Seller relating to the management, leasing, operation, maintenance or repair of the Project, except those “Contracts” listed on Exhibit E attached hereto, all of which will be terminated by Seller prior to Closing unless Purchaser otherwise directs Seller pursuant to written notice provided to Seller on or prior to the Approval Date. Seller has performed all material obligations required to be performed by it, and is not in default, under any of such Contracts. To Seller’s knowledge, no counterparty to any Contract is in default thereunder.

(d)    Litigation. There is no pending litigation affecting the Project.

(e)    Authority. The execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required.

(f)    United States Person; OFAC. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

Seller and to the best of Seller’s knowledge as to each person or entity owning an interest in Seller is (a) (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “Lists”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and (c) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly).

The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Seller is prohibited by law or Seller is in violation of law.

Seller also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no person who owns any other direct interest in Seller is or shall be listed on any of the Lists or is or shall be an Embargoed Person. This Section shall not apply to any person to the extent that such person’s interest in Seller is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

(g)    Condemnation; Assessments. Seller has no knowledge of pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Project. There are no special assessments, special tax districts or outstanding obligations (contingent or otherwise) to governmental entities (collective “Assessments”) with respect to the Project or any part thereof, nor has Seller received any written notice of any Assessments being contemplated. To the best of Seller’s knowledge, the Project is separately assessed for real estate tax purposes and not combined with any other property for such purposes.

(h)    Lease. Seller has delivered to Purchaser a true, correct and complete copy of the Original Lease, and all amendments and related agreements thereto. The Lease is in full force and effect. Except as set forth in the Lease, (i) there are no options to expand, rights of first refusal, or options to terminate or renew, or any rent concessions given to Tenant, (ii) all rental and other payments due under the Lease as of the date thereof have been paid in full, (iii) Seller and, to the best of Seller’s knowledge, Tenant, are not in default under the Lease, and Seller has fully complied with the terms and conditions of the Lease, (iv) Tenant has not withheld any payment under its Lease for any reason, (v) no rents or other payments have been collected more than one (1) month in advance and no rents or other deposits are held by Seller, except prepaid rent for the current month, (vi) there are no commissions or other fees currently due and payable with regard to the Lease or with regard to any renewals, extensions or expansions (whether due to options previously or hereafter exercised or separately negotiated), (vii) any and all tenant improvement work, decorating, painting, renovation, and construction currently required to be done by the landlord under the provisions of any agreement Tenant and any contributions or other allowances payable by the landlord to Tenant toward reimbursement of Tenant’s cost of moving or improvements or any similar expense or monetary consideration to the Tenant has been fully completed and paid for (except the tenant improvement allowance referred to in Section 14(f)) hereof which will be paid by Seller on or before Closing or prorated at Closing as provided in Section 14(f) hereof), (viii) Seller has not entered into any agreements with Tenant except for the Lease delivered to Purchaser and (ix) Seller has completed all tenant reconciliations for the calendar years 2012 and prior, and, to the best of Seller’s knowledge, there are no current disputes with Tenant regarding reconciliations, and no ongoing operating expense audits being requested or performed by Tenant.

(i)Employees. There are no employees of the Project or Seller.

(j)    Violations. Seller has not received any written notice from, any party alleging that the Project or its current uses are in violation of any zoning, building, health, traffic, flood control or all other applicable rules, regulations, codes, ordinances, or statutes of any local, state or federal authority or any other governmental authority asserting jurisdiction over the Property, which violations, if any, have not heretofore been corrected in all material respects.

The representations and warranties made in this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. All representations and warranties made in this Agreement shall survive the Closing for a period of six (6) months and shall not merge into any instrument of conveyance delivered at the Closing. Upon Seller discovering any circumstances, facts or information that would make any of its representations and warranties in this Section 8 untrue or inaccurate, Seller shall promptly notify Buyer thereof, but in no event more than five (5) days thereafter.

9.    COVENANTS OF SELLER.

Effective as of the execution of this Agreement, Seller hereby covenants with Purchaser as follows:

(a)    Leases. Seller shall neither amend the Lease in any material respect nor execute any new lease, license, or other agreement affecting the ownership or operation of the Project or for personal property or equipment, without Purchaser’s prior written approval (which approval shall be deemed given if not disapproved in writing within ten (10) days following Seller’s written request of Purchaser for approval).

(b)    Contracts. Seller shall not enter into any contract with respect to the ownership and operation of the Project that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Project, without Purchaser’s prior written consent, except for service contracts entered into in the ordinary course of business which are terminable without penalty on not less than thirty (30) days’ notice. If Purchaser’s approval to any contract is requested, such approval shall be deemed given if not disapproved in writing within ten (10) days following Seller’s request of Purchaser for approval.

(c)    Operation of Project. Between the Contract Date and Closing Date, Seller shall continue to operate and manage the Project consistent with Seller’s past practices. Except as otherwise specifically provided herein, Seller shall deliver the Project at Closing in substantially the same condition as it is on the Contract Date. None of the Personal Property shall be removed from the Project unless replaced by personal property of equal or greater utility and value.

(d)    Pre-Closing Expenses. Seller has paid or will pay in full, prior to Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Project and utility charges, relating to the period prior to Closing. Any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Project have been or will, by the Closing, be completed and paid for in full.

Purchaser’s right to claim for a breach of Seller’s covenants herein shall survive the Closing for a period of six (6) months and shall not be merged into any instrument of conveyance delivered at Closing.

10.    AS IS TRANSACTION.

Purchaser hereby acknowledges that, except as otherwise provided in this Agreement, it is not relying upon any representation or statement of Seller, or any of Seller’s agents with respect to the condition of the Project or any portion thereof in executing this Agreement or proceeding with this transaction. Purchaser will rely upon its own inspection of the Project. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, PURCHASER AGREES TO TAKE THE PROJECT IN ITS “AS-IS”, “WHERE-IS” CONDITION AS OF THE CONTRACT DATE. SELLER HAS GIVEN TO PURCHASER A COPY OF ANY AND ALL ENVIRONMENTAL REPORTS RELATING TO THE PROJECT IN SELLER’S POSSESSION OR CONTROL. SELLER MAKES NO REPRESENTATION AS TO COMPLETENESS OR ACCURACY OF ANY SUCH ENVIRONMENTAL REPORTS, SAID ENVIRONMENTAL REPORTS BEING PREPARED BY THIRD PARTIES. The statements, releases, obligations and other agreements of this Paragraph shall survive the Closing.

11.    ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

In addition to the other conditions enumerated in this Agreement, the following shall be additional Conditions Precedent to Purchaser’s obligation to close hereunder:

(a)    Physical Condition. The physical condition of the Project shall be substantially the same on the Closing Date as on the Contract Date, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of Damage (as defined in Paragraph 16 hereof and in such case Paragraph 16 shall control).

(b)    Pending Actions. At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending that, after Closing, would, materially and adversely affect the value or marketability of the Project, or the ability of Purchaser to operate the Project in the manner it is being operated on the Contract Date.

(c)    Reaffirmation of Seller’s Representations and Warranties. All of Seller’s representations and warranties contained herein shall be true and correct as if made effective as of the Closing.

12.	TENANT ESTOPPEL; SNDA.

Within ten (10) days following the date of this Agreement, Purchaser shall deliver to Seller for its review and approval a proposed draft of estoppel letter for Tenant, addressed to Purchaser and in the form attached hereto as Exhibit F completed to reflect the terms of the Lease. Seller shall within five (5) business days after receipt of such form of proposed estoppel certificate provide Purchaser with any specific concerns arising as a result of Purchaser’s draft of such proposed estoppel certificate, and Seller and Purchaser shall coordinate on finalizing the final form of estoppel certificate (as finalized, the “Estoppel Certificate”). Seller shall submit the Estoppel Certificate to Tenant no later than one (1) business day after the Approval Date. As a Condition Precedent to Purchaser’s obligation to close hereunder, Seller shall have obtained and delivered to the Purchaser, not less than three (3) days prior to the Closing Date, the Estoppel Certificate executed by Tenant, the sole tenant at the Project, dated within thirty (30) days of the Closing, and not revealing any material adverse change to the form of Estoppel Certificate approved by Purchaser. In the event that Seller does not deliver to Purchaser the foregoing Estoppel Certificate by the original Closing Date, the Closing Date shall be extended for up to thirty (30) additional days in order to satisfy this Condition Precedent. In the event that Seller does not deliver to Purchaser the foregoing Estoppel Certificate by the end of the extended Closing Date, Purchaser’s sole remedy shall be to terminate this Agreement by written notice to Seller due to the non-satisfaction of a Condition Precedent (but not a default by Seller under this Agreement), in which event (i) the Earnest Money, together with interest thereon, shall be immediately returned to Purchaser, and (ii) except as otherwise provided herein, neither party shall have any further liability to the other hereunder. Seller shall use reasonable efforts to obtain the Estoppel Certificate.

If Purchaser intends to obtain financing as part of this transaction, Seller agrees to deliver to Tenant an SNDA at the same time the Estoppel Certificate is delivered to Tenant (provided Purchaser delivers the SNDA to Seller).

13.    SELLER’S CLOSING DELIVERIES.

At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following, in form and substance reasonably acceptable to Purchaser:

(a)    Deed. The Deed, executed by Seller, in recordable form conveying the Project to Purchaser free and clear of all liens, claims and encumbrances except for the Permitted Exceptions.

(b)    Bill of Sale. A warranty assignment and Bill of Sale, executed by Seller, assigning, conveying and warranting to the Purchaser title to the Personal Property, free and clear of all encumbrances, other than the Permitted Exceptions.

(c)    Assignment of Contracts. An assignment, executed by Seller, to Purchaser of those of the Contracts that Purchaser may elect in writing to assume (the “Assigned Contracts”), with (i) the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising in connection with the Assigned Contracts and relating to the period of time prior to Closing and (ii) the corresponding agreement of Purchaser to indemnify Seller for claims arising in connection with the Assigned Contracts and relating to the period of time after the Closing. Seller shall also assign all guarantees and warranties given to Seller in connection with the operation, construction, improvement, alteration or repair of the Project. Seller shall cooperate with Purchaser in causing all transferable warranties or guaranties, if any, to be transferred to Purchaser, at Seller’s sole cost and expense, including, but not limited to, any unexpired roof warranties, if any.

(d)    Assignment of Lease. An assignment of the Lease (including all security deposits and/or other deposits thereunder), with the reciprocal indemnity provisions described in clause (c) above.

(e)    Keys. Keys to all locks located in the Project.

(f)    Affidavit of Title and ALTA Statement. An Affidavit of Title (in the form attached hereto as Exhibit J), and an ALTA Statement (in the form attached hereto as Exhibit K), each executed by Seller and in form and substance acceptable to the Title Company and to Purchaser.

(g)    Letter to Tenant. Letter executed by Seller and, if applicable, its management agent, addressed to the Tenant, in form approved by Purchaser, notifying Tenant of the transfer of ownership and directing payment of all rents accruing after the Closing Date to be made to Purchaser or at Purchaser’s direction.

(h)    Original Documents. To the extent not previously delivered to Purchaser, originals of the Lease and Assigned Contracts.

(i)    Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

(j)    Plans and Specifications. All plans and specifications in Seller’s possession and control or otherwise available to Seller.

(k)    Entity Transfer Certificate. Entity Transfer Certification confirming that Seller (or the non-disregarded Seller entity, if Seller is a disregarded entity) is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(l)    Rent Roll. A Rent Roll, prepared as of the Closing Date, certified by Seller to be true, complete and correct through the Closing Date.

(m)    Seventh Amendment. The Seventh Amendment executed by Seller and Tenant.

(n)    Seller’s Reaffirmation of Representations and Warranties. A reaffirmation of Seller’s representations and warranties effective as of the Closing Date, which may be supplemented with a disclosure of any changes to Seller’s representations and warranties that have occurred between the Contract Date and the Closing Date.

(o)    Illinois Bulk Sales Law. No later than ten (10) business days prior to the Closing Date, Seller agrees to deliver a CBS-1 Notice of Sale or Purchase of Business Assets (“Bulk Sales Notice”) to the Illinois Department of Revenue (“DOR”) in order to allow the DOR to make a determination as to whether Seller has an assessed, but unpaid, amount of tax, penalties, or interest under 35ILCS 5/902 (d) or 35 ILCS 120/5j (collectively, the “Act”). Seller shall provide Purchaser with a copy of such notice simultaneously with its delivery thereof to the DOR. On or prior to the Closing Date, Seller will either (i) deliver either notice of a release or evidence of a deemed release (as evidenced by a non-response to a delivered Bulk Sales Notice within the time frames allowed) from the DOR, (ii) pay all amounts shown on any Bulk Sales Stop Order showing outstanding taxes or other sums due and payable to DOR, and deliver evidence of such payment to Purchaser, or (iii) indemnify Purchaser for any obligations shown on a Bulk Sales Stop Order, in a form reasonably satisfactory to Purchaser and Seller. The indemnification obligations contained in this Paragraph 13(o) shall survive the Closing.

(p)    Owner’s Association. The Property is part of a development that is subject to restrictive covenants (“CCRs”) and is governed by a declarant or owner’s association. Seller represents and warrants that (i) Seller has owned the Project for in excess of ten (10) years; (ii) Seller has never been billed or paid any assessments under the CCR’s; (iii) Seller is not aware of the existence of an association; and (iv) Seller has neither given nor received any notice of default under the CCRs.

(q)    Other. Such other documents and instruments as may reasonably be required by Purchaser, its (or its underwriters’ or lenders’) counsel or the Title Company and that may be necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto.

14.    PRORATIONS AND ADJUSTMENTS.

The following shall be prorated and adjusted between Seller and Purchaser as of the Closing Date, except as otherwise specified:

(a)    There is no security deposit or other Tenant deposits under the Lease and therefore such shall not be credited to Purchaser. However, Tenant reimburses Landlord monthly for Landlord’s insurance premiums. To the extent Tenant has reimbursed Landlord for any premiums for periods after the Closing Date, Purchaser shall receive a credit therefor.

(b)    Purchaser and Seller shall divide the cost of any escrows hereunder equally between them.

(c)    Water, electricity, sewer, gas, telephone and other utility charges will not be prorated as same are paid directly by Tenant.

(d)    Amounts paid or payable under the Assigned Contracts shall be prorated.

(e)    Real estate taxes and all assessments, general or special, will not be prorated as same are paid directly by Tenant.

(f)    All base rents shall be prorated at Closing. The tenant improvement allowance payable under the Sixth Amendment in the amount of $753,864.00 (to the extent not previously paid to Tenant), shall be paid at Closing by Seller to Purchaser, and the amount of Tenant’s participation in sale proceeds (as provided in the Sixth Amendment) shall be the sole obligation of Seller and shall be paid at Closing by Seller to Tenant by Escrowee in the amount agreed by Seller and Tenant, which amount shall be agreed to in writing by Tenant in favor of Purchaser, Seller (either in the Estoppel Certificate or other writing) and Title Company (if so required) confirming that said agreed upon payment from Seller satisfies in full Tenant’s participation in sale proceeds (as provided in the Sixth Amendment). Purchaser shall receive a credit at Closing for any such sums that have not been actually paid by Seller to Tenant as of the Closing. At the Closing, no “Delinquent Rents” (rents or other charges that are due as of the Closing) shall be prorated in favor of Seller; provided, however, if there shall be any such Delinquent Rents, Purchaser shall have the right to terminate this transaction effective as of the Closing Date and receive a full refund of the Earnest Money and any interest earned thereon. Notwithstanding the foregoing, Purchaser shall use reasonable efforts after the Closing Date to collect any Delinquent Rents due to the Seller from Tenant, but Purchaser shall not be required to sue the Tenant. All rents and other charges received by (or for the benefit of) Purchaser from Tenant after the Closing shall be first applied against current and past-due obligations owed to, or for the benefit of,

Purchaser [with respect to those obligations accruing subsequent to the Closing Date], and any excess shall be delivered to the Seller, but only to the extent of amounts in default and owed to, and for the benefit of, the Seller for the period prior to the Closing Date.

(g)    Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Project, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than thirty (30) days after the Closing. Items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller.

15.    CLOSING EXPENSES.

Seller will pay the cost of the Title Policy, the existing Survey, the state and county transfer taxes relating to the instruments of conveyance contemplated herein, one-half of the cost of the Woodridge transfer taxes relating to the instruments of conveyance contemplated herein and one-half of the cost of any escrows hereunder. Purchaser will pay one-half of the cost of the Woodridge transfer taxes relating to the instruments of conveyance contemplated herein, one-half of any escrow costs hereunder and the cost of recording the Deed.

16.    DESTRUCTION, LOSS OR DIMINUTION OF PROJECT.

If, prior to Closing, all or any portion of the Project is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:

(a)    If (i) the aggregate cost of repair or replacement or the value of the Eminent Domain (including any compensation for taking of a portion of the Project and for repairing any damage caused by said Eminent Domain) (collectively, “repair and/or replacement”) is $1,000,000.00 or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, and (ii) Tenant has waived any right to terminate the Lease as a result thereof and (iii) Seller has provided adequate security to Purchaser for any right of Tenant to abate/offset rent as a result thereof and (iv) no material part of the Project is subject to taking as a result of the Eminent Domain, Purchaser shall close and take the Project as diminished by such events, subject to a reduction in the Purchase Price applied against the cash otherwise due at the Closing (unless such reduction would not allow Seller to pay amounts that it is obligated to pay to close the transaction, in which event, Seller shall pay such shortfall), in the full amount of the repair and/or replacement and compensation for any rent abatement/offset. Any casualty insurance or condemnation proceeds shall be the sole property of Seller.

(b)    If the conditions of Paragraph 16(a)(i)-(iv) are not satisfied, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller and receive an immediate return of the Earnest Money, together with all interest earned thereon, and neither party shall have any further liability to the other hereunder, except as otherwise provided in this Agreement; or (ii) proceed to close subject to (1) a reduction on the Purchase Price of $1,000,000.00, applied against the cash otherwise due at Closing plus, in the event of a casualty, any deductible under Seller’s casualty insurance; together with (2) an assignment of the proceeds of Seller’s casualty insurance for all Damage (or condemnation awards for any Eminent Domain) in excess of $1,000,000.00, together with (3) an assignment by Seller to Purchaser of all rights and proceeds from Seller’s rent loss insurance for the period from and after the Closing Date). If such reduction in Purchase Price would not allow Seller to pay amounts that it is obligated to pay to close the transaction, then Seller shall pay such shortfall. Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim and if, as of Closing, the insurance proceeds (or condemnation award) assignable to Purchaser shall not have been collected from the insurer, then a cash credit in the amount thereof shall be given to Purchaser, to be repaid to Seller out of and upon Purchaser’s receipt of insurance proceeds. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Purchaser.

(c)    In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Paragraph 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Project is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

17.    DEFAULT.

(a)    Default by Seller. In the event Seller defaults in its obligations hereunder and Closing does not occur, then, provided such default is not due to Purchaser’s fault, Purchaser shall have the right as its sole and exclusive remedy to either: (i) seek specific performance requiring Seller to consummate the transaction, but if specific performance is not an available remedy due to Seller modifying the Lease, encumbering the Property with debt, liens, easements or restrictions, or Seller leasing or conveying title to the Property, without the consent of Purchaser, then Purchaser shall have all remedies at law or equity; or (ii) terminate this Agreement and receive a reimbursement payment from Seller in the amount of Purchaser’s actual third party out of pocket expenses related to the transaction contemplated herein, up to a maximum amount of $35,000.00, in which event the Earnest Money shall be returned to Purchaser. Purchaser shall have no other remedy for any default by Seller in which Closing does not occur.

(b)    Default by Purchaser. In the event Purchaser defaults in its obligations to close the purchase of the Project, then Seller’s sole and exclusive remedy shall be to cause the Escrowee to deliver the Earnest Money, together with all interest earned thereon, to Seller, the amount thereof being fixed and liquidated damages, it being understood that Seller’s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties’ best current estimate of such damages. Seller shall have no other remedy for any default by Purchaser.

18.    SUCCESSORS AND ASSIGNS.

The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Project or of this Agreement shall be made by Seller during the term of this Agreement. Purchaser may assign all or any of its right, title and interest under this Agreement to either (a) an entity affiliated with, or related to, the Purchaser or (b) one or more of the institutional investors for which Purchaser or one of its affiliates is then acting as investment manager (collectively, a “Permitted Assignee”) or a nominee or assignee of a Permitted Assignee. In the event the rights and obligations of Purchaser hereunder shall be assigned by Purchaser to a Permitted Assignee, the assignor shall not be released from any obligation or liability hereunder (unless and until the Closing occurs) and such Permitted Assignee shall be substituted as Purchaser hereunder, shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder as if such Permitted Assignee were the original Purchaser hereunder, and shall assume all obligations and liabilities of Purchaser hereunder, subject to any limitations of such liabilities and obligations hereunder or provided by law. No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment.

19.    LITIGATION.

In the event of litigation between the parties with respect to the Project, this Agreement, the Escrow Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement or the Escrow Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Paragraph 19 shall survive termination of this Agreement.

20.    NOTICES.

Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Seller:                9022 Heritage Parkway, LLC
c/o Oak Realty Group, Inc.
500 Lake Cook Road
Suite 270
Deerfield, Illinois 60015
Attn: Mr. Adam M. Levine
Tel. No.: (847) 943-0731
Fax No.: (847) 400-3403
E-mail: alevine@oakrealtygroup.com

With a copy to:
its attorneys:            Patzik, Frank & Samotny Ltd.
150 South Wacker Drive
Suite 1500
Chicago, Illinois 60606
Attn: James M. Teper, Esq.
Tel. No.: (312) 551-3070
Fax No.: (312) 551-1101
E-mail: jteper@pfs-law.com

Purchaser:            RREEF America L.L.C.
875 North Michigan Avenue, 41st Floor
Chicago, Illinois 60611
Attn: Mr. Brad Gries
Tel. No.: (312) 266-9300
Fax No.: (312) 266-9346
E-mail: brad.gries@rreef.com

With a copy to
its attorneys:            Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attn: James G. Farris, Jr.
Tel. No.: (404) 881-7896
Fax No.: (404) 253-8587
E-mail: jay.farris@alston.com

Notices shall be deemed properly delivered and received when and if either (i) personally delivered (either by hand delivery or by e-mail in “pdf” format); or (ii) delivered by Federal Express or other overnight courier.

21.    BENEFIT.

This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Paragraph 18 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

22.    BROKERAGE.

Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Holliday Fenoglio Fowler, L.P. (“HFF”). Seller shall pay any brokers’ commission due to HFF pursuant to the terms of a separate agreement between Seller and HFF. Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party, other than HFF, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Paragraph 22 shall survive any termination of this Agreement.

23.    REASONABLE EFFORTS.

Seller and Purchaser shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, governmental authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate transfer the Project to Purchaser in accordance with this Agreement.

24.    MISCELLANEOUS.

(a)    Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

(b)    Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Illinois for observance thereof.

(c)    Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various Paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

(e)    Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

(f)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same Agreement.

(g)    Defeasance. Seller has disclosed to Purchaser that Seller must defease its mortgage as part of the release at Closing of the mortgage and related security interests encumbering the Property (the “Defeasance”). Seller agrees to initiate the Defeasance process with Seller’s lender (including, but not limited to, sending notice to its lender and payment of any required deposits/fees) within two (2) business days after the Approval Date, and diligently and in good faith pursue the Defeasance. Seller shall notify Purchaser of the initiation of the Defeasance process and keep Purchaser informed of the progress of completing said Defeasance.

(h)    Know Your Customer. Seller agrees to provide information about itself and its investors in reasonable detail to allow Purchaser to evaluate Seller pursuant to Purchaser’s “Know Your Customer” procedures. Seller agrees to complete and deliver to Purchaser within three (3) business days after the Contract Date the “Know Your Customer” form attached hereto as Exhibit L.

(i)    Distribution to Seller’s Partners/Members. To the extent Seller elects to make distribution to its stockholders, partners or members, as the case may be, after Closing, such that Seller has insufficient funds to satisfy the post-closing obligations of Seller contained herein (regarding Seller indemnities or a breach of Seller’s representations and warranties), such obligations shall be deemed to be distributed with any such distributions to such stockholders, partners or members, as the case may be, and their respective successors and such stockholders, partners or members, as the case may be, receiving such distributions shall be deemed successors to Seller and to have assumed such obligations; provided, however, such liability or assumed liability shall be limited to the amount received by such stockholder, partner or member. Seller shall notify its stockholders, partners and members of the terms of this Subparagraph 24(i). This Subparagraph 24(i) shall expressly survive the Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

CONTRACT DATE:

March 28, 2013

SELLER
9022 HERITAGE PARKWAY, LLC,
an Illinois limited liability company

By:	9022 HERITAGE PARKWAY MANAGER, LLC,
an Illinois limited liability company, its manager

By:	OAK REALTY GROUP, INC.,
an Illinois corporation, its manager

By:	/s/ Adam M. Levine
Name:	Adam M. Levine
Title:	President

PURCHASER
RREEF AMERICA L.L.C.,
a Delaware limited liability company

By:	/s/ Bradley J. Gries
Name:	Bradley J. Gries
Title:	Director